Exhibit 4.14

Resolutions adopted by the ILOG S.A shareholders on December 18, 2001 relating to the grants of warrants

SIXTEENTH RESOLUTION

Authorization to issue warrants to subscribe for shares in the Company, up to a maximum of 40,000 shares reserved for issuance to the non-executive Directors

The Shareholders’ Meeting, satisfying quorum and majority rules for extraordinary meetings of shareholders,

Having heard the Board of Directors’ Report and the Statutory Auditors’ Special Report,

Resolves to increase the share capital by a maximum nominal value of Euros 24,400, in one or more issues, by the issuance of warrants giving right to subscribe for a maximum of 40,000 shares of Euro 0.61 nominal value each, reserved for issuance to 5 non-executive Directors.

Resolves to waive the preferential subscription rights of the shareholders to the warrants and to reserve the right to subscribe for the warrants to Ms. Marie-Claude Bernal, Messrs. Michel Alard, Pascal Brandys, Marc Fourrier and Richard Liebhaber in the following amounts:

•	Marie-Claude Bernal, warrants to subscribe for a maximum of 8,000 shares of
•	Euro 0.61 nominal value each,
•	Michel Alard, warrants to subscribe for a maximum of 8,000 shares of Euro 0.61 nominal value each,
•	Pascal Brandys, warrants to subscribe for a maximum of 8,000 shares of Euro 0.61 nominal value each,
•	Marc Fourrier, warrants to subscribe for a maximum of 8000 shares of Euro 0.6l nominal value each, and
•	Richard T. Liebhaber, warrants to subscribe for a maximum of 8000 shares of Euro 0.61 nominal value each.

Resolves that the issuance of the warrants entails the formal waiver by the shareholders of their preferential subscription rights to subscribe for the new shares to be issued upon the exercise of such warrants.

Resolves that the warrants shall be exercised within a 5 year-period following their issuance.

Resolves that the amount receivable by the Company for each share issued upon the exercise of the warrants, after deduction of the issuance price for warrants, will be at least equal to the closing price for a share on the Nouveau Marché on the last trading day preceding the decision of the Board to grant these warrants.

Grants to the Board of Directors full powers, including the right to delegate the Chairman, to implement this authorization, including:

•	To determine the dates and terms of such issuance or issuances;

•	To set the price and the conditions of such issuance of warrants and shares to be issued upon exercise of the warrants within the limits laid down by this authorization;

•	To carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an operation mentioned in Articles 171 and seq. of the Decree of March 23, 1967;

•	To finalize the share capital increases resulting from the exercise of the warrants; and

•	To modify the by-laws accordingly and more generally, to take all necessary measures.

Such authorization shall remain valid for a period of one year from the date of this Meeting of Shareholders.

SEVENTEENTH RESOLUTION

Authorization to issue warrants to subscribe for shares in the Company, up to a maximum of 20,000 shares reserved for issuance to external members of the Technical Advisory Board

The Shareholders’ Meeting, satisfying quorum and majority rules for extraordinary meetings of shareholders,

Having heard the Board of Directors’ Report and the Statutory Auditors’ Special Report,

Resolves to increase the share capital by a maximum nominal value of Euros 12,200, in one or more issues, by the issuance of warrants giving right to subscribe for a maximum of 20,000 shares of Euro 0.61 nominal value each, reserved for issuance to the members of the Technical Advisory Board.

Resolves to waive the preferential subscription rights of the shareholders to the warrants and to reserve the right to subscribe for the warrants to Eugene Freuder, Gilles Kahn, Martin Groetschel and Ben Shneiderman, each of them being entitled up to 4,000 shares each, except Mr. Freuder who shall receive warrants for up to 8,000 shares.

Resolves that the issuance of the warrants entails the formal waiver by the shareholders of their preferential subscription rights to subscribe for the new shares to be issued upon the exercise of such warrants.

Resolves that the warrants shall be exercised within a 5 year-period following their issuance.

Resolves that the amount receivable by the Company for each share issued upon the exercise of the warrants, after deduction of the issuance price for warrants, will be at least equal to the closing price for a share on the Nouveau Marché on the last trading day preceding the decision of the Board to grant these warrants.

Grants to the Board of Directors full powers, including the right to delegate the Chairman, to implement this authorization, including:

•	To determine the dates and terms of such issuance or issuances;

•	To set the price and the conditions of such issuance of warrants and shares to be issued upon exercise of the warrants within the limits laid down by this authorization;

•	To carry out all necessary measures in order to protect the rights of the holders of warrants upon the occurrence of an operation mentioned in Articles 171 and seq. of the Decree of March 23, 1967;

•	To finalize the share capital increases resulting from the exercise of the warrants; and

•	To modify the by-laws accordingly and more generally, to take all necessary measures.

Such authorization shall remain valid for a period of one year from the date of this Shareholders Meeting.